                                                                      EXHIBIT 11



                       COMPUTATION OF PER SHARE EARNINGS


                                                    Quarter Ended              Nine Months Ended
                                                    September 25,                 September 25,
                                              ------------------------     -------------------------
                                                 1998         1997            1998           1997
                                                 ----         ----            ----           ----
Net Income                                    $8,096,000    $8,105,000     $24,468,000   $23,818,000



Shares used to compute
   earnings per share                         19,282,439    19,243,497     19,277,555     19,231,223


Earnings Per Share - Basic                         $0.42         $0.42          $1.27          $1.24



Shares used to compute
   earnings per share including
   common stock equivalents - Diluted         19,401,027    19,480,313     19,399,881     19,410,425


     Earnings Per Share - Diluted                  $0.42         $0.42          $1.26          $1.23